VARLEN CORPORATION AND SUBSIDIARIES              Exhibit 11
Computation of Per Share Earnings
Unaudited
(Thousands, Except Per Share Amounts)

                                 Three Months Ended   Nine Months Ended
                                  11/2/96  10/28/95   11/2/96  10/28/95

Primary Earnings Per Share:
Net earnings                       4,137     5,217     14,859    16,306

Computation of the Weighted
Average Number of Shares
Outstanding as Used in the Primary
Earnings Per Share Computation:

Weighted average number of shares
outstanding                        5,754     5,938      5,794     5,913

Shares assumed issued under the
treasury stock method                255       247        244       220

Weighted average number of shares
outstanding, as adjusted           6,009     6,185      6,038     6,133


Primary Earnings Per Share:         0.69      0.84       2.46      2.65

Fully Diluted Earnings Per Share:

Reconciliation of net earnings per
the condensed consolidated financial
statements to the amount used for
the fully diluted computation:

Net earnings                       4,137     5,217     14,859    16,306

Add interest on 6.5% convertible
subordinated debentures, net of
income tax effects                   681       683      2,063     2,024

Net earnings, as adjusted          4,818     5,900     16,922    18,330

Computation of the Weighted
Average Number of Shares
Outstanding as Used in the Fully
Diluted Earnings Per Share
Computation:

Weighted average number of shares
outstanding                        5,754     5,938      5,794     5,913

Shares assumed issued under the
treasury stock method                255       257        243       250

Shares issuable from assumed
exercise of 6.5% convertible
subordinated debentures            3,055     3,055      3,055     3,055

Weighted average number of
shares outstanding, as adjusted    9,064     9,250      9,092     9,218


Fully Diluted Earnings Per Share:   0.53      0.64       1.86      1.99
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